Exhibit 99.1

INCARA ANNOUNCES 1-FOR-10 REVERSE SPLIT AND NAME CHANGE

Research Triangle Park, N.C., June 25, 2004 – Incara Pharmaceuticals Corporation (OTC Bulletin Board: ICRA), announced today that its board of directors has authorized and its majority shareholder has approved a 1-for-10 reverse split of its common stock as part of a program of planned internal changes designed to streamline the company.

The reverse split will have a record date of July 6, 2004 and the common stock will begin trading on a split-adjusted basis as of July 7, 2004. The effective date for the reverse split will be July 16, 2004. As a result of the reverse split, every ten shares of common stock will be combined into one share of common stock. The reverse stock split affects all of the company’s common stock, preferred stock, stock options and warrants outstanding on the record date. The number of shares of common stock outstanding will be reduced from 139,365,867 to approximately 13,936,586 immediately following the reverse stock split. On a fully diluted basis, the number of shares will be reduced from 188,642,540 to approximately 18,864,254. The company will pay each stockholder cash for any fractional shares resulting from the combination.

The company also announced that it will change its name from “Incara Pharmaceuticals Corporation” to “Aeolus Pharmaceuticals, Inc.” effective July 16, 2004. Until such time, the company will continue to operate under the Incara name.

In addition to the split and name-change, as further execution on the program of the planned internal changes, Incara expects in the near future to add several members to its board of directors.

Incara is developing a new class of small molecule catalytic antioxidants that destroy oxygen-derived free radicals, believed to be an important contributor to the pathogenesis of many diseases. Incara’s catalytic antioxidants have been shown to reduce damage to tissue in animal studies of neurological disorders such as ALS and stroke, and in other non-neurological indications such as cancer radiation therapy, chronic bronchitis and asthma.

Incara has filed an Investigational New Drug (IND) application with the FDA for possible treatment of ALS. ALS, the most common motor neuron disease, results from progressive degeneration of both upper and lower motor neurons and is usually fatal within 5 years. An IND is the first stage necessary to begin human clinical studies of compounds such as Incara’s lead clinical compound, AEOL-10150.

The statements in this press release that are not purely statements of historical fact are forward-looking statements, and actual results might differ materially from those anticipated. These statements and other statements made elsewhere by Incara or its representatives, which are identified or qualified by words such as “intends,”

“likely,” “will,” “suggests,” “expects,” “might,” “may,” “believe,” “could,” “should,” “would,” “anticipates,” “plans,” “possible” or the negative of those terms or similar expressions, are based on a number of assumptions that are subject to risks and uncertainties. Important factors that could cause results to differ include risks associated with the uncertainties of scientific research, clinical trials and product development activities and the need to obtain funds for clinical trials and operations. These and other important risks are described in Incara’s reports on Form 10-K, Form 10-Q and Form 8-K and its registration statements filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Incara assumes no obligation to update the information in this release.